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                                                                   EXHIBIT 10.24


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is made, entered into and executed as of the 8th day of February, 2002, by and between Robert J. Carroll ("Executive"), and AMX Corporation, a Texas corporation ("Employer").

                              W I T N E S S E T H:

     WHEREAS, Employer desires to employ Executive as its President and Chief Executive Officer;

     WHEREAS, Executive desires to accept such employment on the terms and conditions herein set forth;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Executive hereby agree as follows.

                                    ARTICLE I
                                    AGREEMENT

                                   Employment

     1.01. Subject to the terms and conditions of this Agreement, Employer agrees to employ Executive and Executive hereby accepts such employment with Employer.

                                      Term

     1.02. The term (the "Base Term") of this Agreement shall commence on November 1, 2001 (the "Effective Date") and shall continue thereafter through March 31, 2005, unless earlier terminated as provided herein or unless extended on such terms and conditions and for such period of time as may be agreed upon in writing by Employer and Executive (the Base Term, as so extended or earlier terminated, is referred to herein as the "Term"). At the end of such Term, Executive's employment shall terminate without the payment of any severance benefits, however, the Employer's obligation to pay a bonus, if any, is due pursuant to Section 3.03 for the year ended before such expiration of the Term shall survive.

                                   ARTICLE II
                               TITLE AND AUTHORITY

                                     General

     2.01. Executive agrees to perform the duties of such position or office which the Board of Directors of Employer ("Board of Directors") shall designate for Executive. Executive shall render such services as are normally delegated to such position and such other additional services as may be delegated to him from time to time by the Board of Directors. Executive further agrees to hold such additional positions of the Employer as may be assigned to him from time to

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time by the Board of Directors including, but not limited to, Chairman of the
Board. In performing such duties hereunder, Executive shall give Employer the benefit of his special knowledge, skills, contacts and business experience and shall devote all of his business time, attention, ability and energy exclusively to the business of Employer. Notwithstanding the foregoing, Executive may (i) manage personal and family investments and (ii) serve as an officer, director, trustee or otherwise participate in purely educational, welfare, social, charitable, religious and civic organizations. Executive shall office in Richardson, Texas at the Employer's place of business located in Richardson, Texas and shall not be required to relocate his residence or his principal office outside of Collin or Dallas County during the Term.

                                   ARTICLE III
                                  COMPENSATION

                                   Base Salary

     3.01. As compensation for services rendered under this Agreement, Executive shall be entitled to receive from the Employer an aggregate minimum base salary of Three Hundred Seventy Five Thousand Dollars ($375,000) per annum. The base salary to be paid to Executive hereunder shall be paid in equal installments in accordance with Employer's normal payroll practice and shall be less applicable withholding, taxes or other deductions required by applicable law, if any.

                             Changes in Compensation

     3.02. Nothing in this Agreement shall either prevent or require the Board of Directors from increasing, in its sole and absolute discretion, prospectively or retroactively, any compensation or other benefits payable or provided to Executive.

                                      Bonus

     3.03. Executive shall be eligible to receive an annual performance bonus. The performance bonus for the fiscal year ending March 31, 2002 shall be calculated as set forth on Exhibit A and shall not exceed $350,000. The performance bonus opportunity for the fiscal years ending March 31, 2003, 2004 and 2005 shall be based on the performance criteria set forth on Exhibit B together with those additional criteria to be determined as set forth therein. Subject to attainment of the applicable performance criteria, such bonuses shall accrue on the last day of each fiscal year and shall be paid within 90 days after the end of such fiscal year unless Executive's employment is terminated prior thereto pursuant to Section 5.04 or Section 5.06.

                                  Stock Option

     3.04. The Employer shall grant Executive options to purchase 300,000 shares of the Employer's common stock pursuant to a Stock Option Agreement entered into contemporaneously herewith. Executive will not be entitled to participate in the Employer's annual stock option grant program again until December 2004.

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                                   ARTICLE IV
                                    BENEFITS

                                    General

     4.01. Executive shall be entitled to participate in such employee benefit plans, vacation plans and other programs and arrangements as are customarily accorded the executives of Employer, including, without limitation, group life, hospitalization and other insurance.

                                    ARTICLE V
                                   TERMINATION

                                     General

     5.01. Employer and Executive shall have the right to terminate the employment of Executive as set forth in this Article V.

                       Incapacity of Executive to Perform

     5.02. If Executive shall become incapacitated or disabled, as defined in the Employer's disability plan such that he is eligible for the full payment of benefits thereunder or if Employer has no disability plan then, incapacitated as determined in the good faith opinion of the Board of Directors, such that he cannot carry out and perform fully his duties hereunder, and such incapacity shall continue for a period of six (6) months, the Board of Directors may, at any time after the six (6)-month period has passed, by giving Executive written notice of such termination, fully and finally terminate his employment under this Agreement. Termination under this Section 5.02 shall be effective as of the date provided in such notice. In connection with the termination of Executive pursuant to this Section 5.02, Employer shall pay to Executive, in equal installments as set forth in Section 3.01, severance pay in an amount equal to the base salary that would be payable to Executive over the period commencing on the date of termination provided in such notice and ending at the expiration of twelve (12) months following the date of termination provided in such notice, assuming the base salary is the amount of Executive's base salary at the time of termination; provided, however, that such payments shall be reduced by the aggregate amount of any payments Executive will be entitled to receive over the period from the date of the termination of his employment hereunder through the end of the Base Term of this Agreement under any disability insurance policy provided to Executive by Employer. Upon such termination, Executive shall not receive any prorated bonus payments but shall, if such termination occurs between the end of a fiscal year and the payment date of any bonus due pursuant to Section 3.03 hereof, be paid such bonus as would otherwise be due within 90 days after the end of such fiscal year.

                               Death of Executive

     5.03. The employment of Executive shall automatically terminate upon the death of Executive. Upon such termination, Executive's estate or, if applicable, his heirs shall receive in equal installments as set forth in Section 3.01 an amount equal to the base salary that would be payable to Executive over the period commencing on the date of death of Executive and ending at the expiration of twelve (12) months following the date of death of Executive, assuming the

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base salary is the amount of Executive's base salary at the time of death of
Executive. Upon such termination, neither Executive's estate nor, if applicable, his heirs shall receive any prorated bonus payments but shall, if such termination occurs between the end of a fiscal year and the payment date of any bonus due pursuant to Section 3.03 hereof, be paid such bonus as would otherwise be due within 90 days after the end of such fiscal year.

                             Termination for Cause

     5.04. In addition to any other remedies that Employer may have at law or in equity, the Board of Directors may immediately terminate Executive's employment under this Agreement by giving Executive written or oral notice of such termination upon the occurrence of any of the following events:

          A. Conviction of a felony;

          B. Dishonesty, fraud, willful misconduct or theft on the part of Executive (whether within the workplace or elsewhere);

          C. Executive's using for his own benefit or the benefit of any third party any material, non-public information, confidential information or proprietary information of Employer or its respective successors and assigns, or willfully or negligently divulging any such information to third parties without the prior written consent of the Board of Directors, or any violation by Executive of any of his obligations under Article VII hereof; or

          D. Following Employer's delivery to Executive of a written demand for performance describing the basis for Employer's reasonable belief that Executive has not substantially performed his duties hereunder, continued violations by Executive of Executive's obligations to Employer that are demonstrably willful and deliberate on Executive's part.

Upon termination for any of the reasons described above, no salary payments, bonus payments or severance payments shall be due to Executive under this Agreement.

                           Termination without Cause

     5.05. The Board of Directors may terminate Executive's employment under this Agreement without any cause whatsoever by giving Executive thirty (30) days' written notice or, at the election of the Board of Directors, immediate notice and the payment of an amount equal to his base salary for the previous thirty (30) days, at the time set forth therein. In addition to any amounts owed to the Executive pursuant to the preceding sentence, if such termination is made pursuant to this Section 5.05, Employer shall pay to Executive severance pay in an amount equal to the base salary that would be payable to Executive over the longer of: (i) the period commencing on the date of termination and ending at the expiration of twelve (12) months following the date of termination, and (ii) the remaining Base Term of this Agreement (whichever is longer, the "Severance Period"), assuming the base salary is the amount of Executive's base salary at the time of termination. Such severance pay shall be paid to Executive during the Severance Period in equal installments as set forth in Section 3.01. Upon such

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termination, Executive shall not receive any prorated bonus payments but shall, if such termination occurs between the end of a fiscal year and the payment date of any bonus due pursuant to Section 3.03 hereof, be paid such bonus as would otherwise be due within 90 days after the end of such fiscal year.

                  Termination by Executive without Good Reason

     5.06. Executive may, without cause, terminate his employment under this Agreement by giving Employer at least thirty (30) days' prior written notice of such termination. Upon such termination, no salary payments, bonus payments or severance payments shall be due to Executive under this Agreement.

                    Termination by Executive for Good Reason

     5.07. Executive may, for any of the following reasons (each a "Good Reason"), terminate his Employment under this Agreement upon written notice provided to Employer within sixty (60) days after: (a) a breach by the Employer of any of the material terms or conditions of this Agreement; provided, however, that no such breach of this Agreement by Employer shall be deemed to have occurred until the expiration of thirty (30) days following written notice being provided to Employer by Executive specifying the nature of such breach and such breach continuing during such thirty (30)-day period; (b) a material diminution or reduction in the duties or scope of responsibilities of Executive, provided however, that no such diminution or reduction in the duties or scope of responsibilities shall be deemed to have occurred until the expiration of thirty
(30) days following written notice being provided to Employer by Executive specifying the nature of such diminution or reduction in duties or scope of responsibilities and such reduction or diminution continuing during such thirty
(30) day period and, provided further, the removal of Executive as Chairman of the Board or the election of someone other than the Executive as Chairman of the Board shall not constitute "Good Reason"; (c) any purported reduction in the base salary payable to Executive hereunder; provided, that no such reduction shall be deemed to have occurred until the expiration of three (3) business days following a written notice being provided to Employer by Executive specifying such reduction and such reduction continuing during such three (3) business day period; (d) failure to reelect Executive as a member of the Board of Directors (if he agrees to be nominated) or the removal of Executive as a member of the Board of Directors other than for events described in Section 5.04; or (e) the occurrence of a Change of Control (as defined in the Employer's 1999 Equity Incentive Plan as amended through the date hereof). Except as set forth in
Section 5.08, all terminations by Executive pursuant to this Section 5.07 shall entitle Executive to receive severance payments and bonus payments as if on the date of such termination by Executive, the Executive had been terminated by Employer without cause pursuant to Section 5.05.

                                Change of Control

     5.08. If Executive's employment is terminated pursuant to Section 5.05 or
Section 5.07 within one (1) month before or six (6) months after a Change of Control (as defined in Employer's 1999 Equity Incentive Plan as amended through the date hereof), Employer shall, except as is limited below, pay to Executive upon the later of such termination or Change of Control in a lump sum payment equal to and in lieu of any amounts remaining to be paid to

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Executive in installments pursuant to Section 5.05 or 5.07 (such amount is hereby defined as the "Preliminary Severance Amount"). For purposes of determining the amount to be paid under this Section 5.08, Employer shall be obligated to pay to Executive the lesser of the Preliminary Severance Amount and the Final Severance Amount (as defined below). If the Employer's payment of the Preliminary Severance Amount to Executive would be an "excess parachute payment" (as that term is defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended) as of the date such payment is due hereunder, the Preliminary Severance Amount shall be reduced by the smallest amount necessary so that the Preliminary Severance Amount will not be an excess parachute payment. The Preliminary Severance Amount, after any reduction pursuant to the preceding sentence, will be the "Final Severance Amount."

                                   ARTICLE VI
                              EXPENSE REIMBURSEMENT

     Executive is authorized to incur reasonable business expenses in connection with the business of Employer, including expenditures for entertainment and travel. Employer will reimburse Executive from time to time for business expenses in accordance with the Employer's reimbursement policies.

                                  ARTICLE VII
             COVENANT NOT TO COMPETE, TRADE SECRETS, AND ASSIGNMENTS

                             Covenant Not to Compete

     7.01. Executive recognizes and acknowledges that Employer is placing its confidence and trust in the Executive. Executive will have access to information which enables Employer to be successful in its business. Some of the information may be confidential and constitute trade secrets; however, that information when combined with all other information regarding Employer constitutes proprietary information and methods that could seriously affect the ability of Employer to do business if Executive were allowed to use it other than for Employer. Executive, therefore, covenants and agrees that for a period beginning on the Effective Date and ending two years after the date of termination of Executive's employment with Employer or such longer period, if any, during which Executive is receiving severance payments, Executive shall not continue or commence to:

          A. Either directly or indirectly engage in or carry on any business or in any way become associated with any business that is in direct or indirect competition with the Business of the Employer (as such term is used and defined herein). As used in this Article VII, the term "Business of the Employer" shall include all business activities in which the Employer is engaged on the Effective Date or in which the Employer is engaged on the date of Executive's termination or at any time between such dates, including, but not limited to, the design, manufacture, marketing, and distribution by the Employer of various automation control devices and systems including, but not limited to, controls for lighting, HVAC systems, audio and video equipment and other devices, and shall further include any other line of business in which the Employer is engaged on the last date of Executive's employment.

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          B. Attempt in any manner to solicit from any person or entity that is or was a client of Employer at any time prior to the date of termination of Executive's termination, business of the type performed or formerly performed by Employer for such client or to persuade any client of Employer to cease to do business or to reduce the amount of business which any such client has customarily done with Employer or contemplates doing with Employer; or provide to or for any client any services or products of the type provided by Employer or formerly provided by Employer (as used herein the noun "client" shall mean anyone who is a client or customer, supplier, dealer, sales representative or other person who does business with
     Employer: (i) as of the date hereof or the date of Executive's termination or at the time of the alleged conduct or at any time in between such times;
     (ii) at any time during the twelve (12) month period immediately preceding the time of alleged prohibited conduct; and (iii) any prospective persons to whom Employer had made a formal presentation (or similar offering of services) within a period of twelve (12) months immediately preceding the alleged prohibited conduct);

          C. Either directly or indirectly be or become an employee, agent, consultant or representative of or become a director or officer of or be otherwise in any manner associated with any person, firm, corporation, association or other entity that is engaged in or currently intends to become engaged in or is carrying on any business that is in direct or indirect competition with the Business of Employer;

          D. Either directly or indirectly be or become a shareholder, joint venturer in or owner (in whole or in part) of or be a partner of or associated with or have any proprietary or financial interest in any firm, corporation, joint venture, partnership or association or other entity that is engaged in or is carrying on any business that is in direct or indirect competition with the Business of Employer.

     Executive hereby recognizes and acknowledges that the existing business area of Employer extends throughout the United States and the countries of the world and therefore agrees that the covenants not to compete contained in this
Section 7.01 shall be applicable in and throughout such area. Executive further warrants and represents that, because of his varied skill and abilities, he does not need to compete with the Business of Employer in the area described above, in order to make a living. Nothing in this Section will prevent Executive from owning less than five percent (5%) of the stock of any publicly traded corporation as long as Executive is not a participant in the management or affairs of the corporation in a manner that would otherwise violate any prohibition contained in this Section. Executive further acknowledges that all references in this Article VII to "Employer" shall include all existing and future subsidiaries of Employer and any successor thereof, and the covenant not to compete granted in this Section 7.01 shall extend to all such entities.

                     Non-Solicitation of Employees or Others

     7.02. Executive hereby agrees that during the period beginning on the Effective Date and ending one year after the date of termination he will not continue or commence to either directly or indirectly for his own behalf or on behalf of any entity solicit for employment or solicit to provide services in any other capacity or employ or otherwise contract for services for any person employed by or who provides services in any other capacity to Employer at any time

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during the twelve month (12-month) period immediately preceding such solicitation, employment or contracting.

                                 Trade Secrets

     7.03. Executive recognizes and acknowledges that information in whatever form it may exist pertaining to the financial condition of Employer, its products, processes, properties, assets, inventions, proprietary rights, customers, specifically targeted potential customers, markets, technology, know-how, trade secrets, prospects, proposals, concepts and all other aspects of the Business of Employer (collectively "Confidential Information") is valuable, special and unique. Accordingly, Executive agrees that he will not during the Term of his employment with Employer or for five (5) years thereafter, disclose any such Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use in any other way to his personal advantage or to the advantage of any third parties, of any Confidential Information available to him.

                                     Records

     7.04. All files of customers and of Employer and all records of the accounts of customers, and any other records, memoranda, etc., relating in any manner whatsoever to the customers, Employer's product, the Business of Employer, the Confidential Information, suppliers or prospective customers or prospective suppliers of Employer, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of Employer. All such files and records shall be immediately placed in the physical possession of Employer on the termination of Executive's employment with Employer or at any other time specified by the Board of Directors. Executive agrees not to retain or use duplicates (in any form) of such files and records and Executive is hereby prohibited from using such files and records in any manner after the termination of Executive's employment with Employer and Executive hereby expressly acknowledges that such use is prohibited.

                              Assignment of Rights

     7.05. Assignment of Rights.

          A. Executive agrees to assign and does hereby irrevocably assign to Employer all of his right, title and interest in and to any Confidential Information, inventions, enhancements, technology or other proprietary assets whether tangible or intangible that relate to the Business of the Employer (collectively "Confidential Information and Proprietary Assets") that he has devised, developed, invented, compiled, enhanced, designed, written or discovered (whether alone or with others or whether during or after business hours, or whether at the premises of Employer, the home of Executive or elsewhere), or in which he may otherwise obtain any rights, while he is or was employed by Employer or which he owned at the time of becoming an employee of the Employer. Executive agrees to take any actions, including the execution of documents or instruments, that the Employer may reasonably require to effect the Executive's assignment of rights pursuant to this Section 7.05, and Executive hereby constitutes and appoints, with full power of substitution and resubstitution, the President

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     and any Vice President, acting alone, of Employer as his attorney-in-fact to execute and deliver on behalf and in the stead of Executive any documents or instruments that Executive is obligated to execute and deliver pursuant to this Section 7.05.

          B. Executive has no inventions and/or other rights or items made or conceived by Executive prior to the date hereof that are not in the public domain or the property of Employer that in any manner could be deemed to be Confidential Information and Proprietary Assets.

                                     Breach

     7.06. Executive hereby recognizes and acknowledges that irreparable injury or damage shall result to the Business of Employer in the event of a breach or threatened breach by Executive of any of the terms or provisions of this Article VII, and Executive therefore agrees that Employer shall be entitled to an injunction restraining Executive from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Executive and, if Executive is an employee of the Employer, terminating the employment of Executive in accordance with the terms and provisions of this Agreement.

                                Non-disparagement

     7.07. Executive agrees that he shall not, at any time, say, publish or cause to be published or do anything that casts Employer, its officers, directors, customers, vendors, dealers, representatives, partners, or employees in an unfavorable light, or disparages or injures the good will or business reputation of Employer, its officers, directors, customers, vendors, dealers, representatives, partners, or employees, or disparages or injures Employer's relationship with existing or potential suppliers, customers, vendors, dealers, representatives, employees, contractors, investors or the financial community in general, or the good will or business reputation of Employer, its officers, directors, customers, vendors, dealers, representatives, partners, or employees.

                                    Survival

     7.08. Notwithstanding the termination of the employment of Executive or the termination of this Agreement, the provisions of this Article VII shall survive and be binding upon Executive unless a written agreement that specifically refers to the termination of the obligations and covenants of this Article VII is executed by Employer.

                                  ARTICLE VIII
                                  MISCELLANEOUS

                                     Notices

     8.01. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with

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return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

     If to Employer:  AMX Corporation
                      3000 Research Drive
                      Richardson, Texas 75081
                      Attn: Chief Financial Officer
                      Phone No.: (469) 624-8000
                      Facsimile No.: (469) 624-7153

     If to Executive: Robert J. Carroll
                      3020 Shelton Way
                      Plano, Texas  75093
                      Phone No.: (972) 378-5955

     Any party may change his or its address by written notice in accordance with this Section. Notices delivered personally shall be deemed communicated as of actual receipt, mailed notices shall be deemed communicated as of three (3) days after proper mailing.

                      Inclusion of Entire Agreement Herein

     8.02. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any existing employment agreement or consulting agreement between Executive and Employer is hereby terminated effective as of the Effective Date and shall be of no further force or effect from and after the Effective Date.

                             Law Governing Agreement

     8.03. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and all obligations shall be performable in the State of Texas.

                            Attorney's Fees and Costs

     8.04. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                                     Waiver

     8.05. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any of the terms or provisions of this Agreement except by written instrument of the party charged with such waiver or estoppel. Further, it is agreed that no waiver at any time of any of the terms or provisions of this Agreement shall be construed as a waiver of any of the other terms or provisions of this Agreement and that a waiver at any time of any of the terms or provisions of this Agreement shall not be construed as a waiver at any subsequent time of the same terms or provisions.

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                                   Amendments

     8.06. Except as otherwise provided in Section 8.07, no amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by all of the parties hereto.

                           Severability and Limitation

     8.07. All agreements and covenants contained herein are severable and, in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority or to be enforceable under the laws of the State of Texas, and as to all other portions of such agreement or covenants they shall remain in full force and effect as originally written.

                                    Headings

     8.08. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions thereof.

                                   Assignment

     8.09. Executive agrees that this Agreement and his representations, warranties, covenants, promises and obligations contained herein may be assigned by Employer to any person, partnership, firm, association, corporation or other business entity, to which Employer may transfer its business and assets or any portion thereof. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by Executive without the prior written consent of Employer.

                         Arbitration and Other Remedies

     8.10. Arbitration and Other Remedies.

          A. In the event of a claimed breach of this Agreement by any of the parties hereto, except for a dispute where the remedy sought is specific performance or another form of extraordinary equitable relief, such dispute shall be submitted to binding arbitration in Collin County, Texas in accordance with the terms of this Section 8.10. The party who is alleging that a dispute exists shall send a notice of such dispute to all other parties to this Agreement, setting forth in detail the dispute, the parties involved and the position of such party with respect to the dispute. If agreement as to the matters detailed in the preceding sentence is not reached within twenty (20) business days after receipt of the notice, then, within ten (10) business days thereafter, counsel for the parties shall mutually select an arbitrator who is experienced in commercial arbitration. If counsel for the parties are unable to agree upon the selection of the arbitrator, the arbitrator shall be

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     selected by the American Arbitration Association (the "AAA"). Any disputes as to the rules for conducting the arbitration shall be resolved by reference to the AAA rules for commercial arbitration by the arbitrator. The arbitrator shall schedule a hearing on the disputed issues within forty
     (40) business days after his or her appointment, and the arbitrator shall render his or her decision after the hearing, in writing, as expeditiously as possible, and shall deliver copies of such decision to the parties. A default judgment may be entered against any party who fails to appear at the arbitration hearing. Such decision and determination shall be final and unappealable and may be filed as a judgment of record in any jurisdiction designated by the successful party. The parties to this Agreement agree that this paragraph has been included to rapidly and inexpensively resolve any disputes among them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters.

          B. In addition to, and not in lieu of, any other rights and remedies, Employer may deduct from Executive's paycheck any unauthorized expenses, charges or misappropriations for which Employer may be responsible as the result of Executive's conduct.

                     [THE NEXT PAGE IS THE SIGNATURE PAGE.]

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     EXECUTED as of the day and year first above written.

                                       EMPLOYER:

                                       AMX CORPORATION
                                       a Texas corporation
                                                     /s/ S. Byars
                                       -----------------------------------------
                                       By:           Steve Byars
                                           -------------------------------------
                                       Its:  Vice President - Administration
                                           -------------------------------------


                                       EXECUTIVE:
                                              /s/ Robert J. Carroll
                                       -----------------------------------------
                                       Robert J. Carroll

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                                    Exhibit A

 Bonus Performance Standards and Calculations-Fiscal Year Ending March 31, 2002

For fiscal year ending March 31, 2002 the following standards must both be met:

1. Loss per share of the Employer of not greater than $.01 for the year ended March 31, 2002 after the accrual of all bonuses to be paid to Executive, other management, other employees and consultants, but excluding the one-time charges of $8.2 million incurred for the quarter ending September 30, 2001 ("2002 Target EPS").

2. At March 31, 2002 the Employer has a bank facility of at least $8 million having an aggregate amount of $8 million either borrowed or available to be borrowed under the borrowing base limits and Employer is not then nor will it be by mere passage of time in default thereunder.

Upon achieving both standards, the bonus amount ("First Bonus") to be paid to Executive shall be One Hundred Seventy-Five Thousand Dollars ($175,000). In addition to the First Bonus, if Executive is eligible for the First Bonus, he shall also be eligible for a second bonus ("Second Bonus"). The Second Bonus shall be equal to 25% of the Employer's earnings above the 2002 Target EPS (after accrual of all bonuses to be paid to Executive, other management, other employees and consultants) with such Second Bonus not to exceed One Hundred Seventy-Five Thousand Dollars ($175,000).

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                                    Exhibit B

                  Bonus Performance Standards and Calculation-
                Fiscal Years Ending March 31, 2003, 2004 and 2005

In addition to such other applicable corporate performance objectives as Employer may establish for fiscal years ending March 31, 2003, 2004 and 2005, both of the following standards must be met in the fiscal year for which the bonus is being determined:

1. The Employer shall have had earnings (not a loss) per share for the fiscal year at least equal to the earnings per share amount in a budget approved by the Board of Directors, after the accrual of all bonuses to be paid to Executive, other management, other employees and consultants ("Target EPS").

2. At the last day of the fiscal year the Employer has a bank facility in place of at least $8 million having an aggregate amount of $8 million either borrowed or available to be borrowed under the borrowing base limits and Employer is not then nor will it be by mere passage of time in default thereunder.

The amount of said bonus shall be equal to 25% of the earnings of Employer over the Target EPS (after accrual of all bonuses to be paid to Executive, other management, other employees and consultants) with such bonus not to exceed 100% of the Executive's annual salary actually paid for the fiscal year ended.